Exhibit 99
HARLEYSVILLE NATIONAL CORPORATION
401(K) PLAN
Financial Statements as of
December 31, 2010 and 2009
And
Supplemental Schedule
Together with
Report of Independent Registered
Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Retirement Benefits Committee of
     First Niagara Financial Group, Inc.:
We have audited the accompanying statement of net assets in liquidation available for benefits of the Harleysville National Corporation 401(k) Plan (the Plan) as of December 31, 2010 and the related statement of changes in net assets in liquidation available for benefits for the year ended December 31, 2010. In addition, we audited the statement of net assets available for benefits as of December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As further discussed in Note 1 to the financial statements, Harleysville National Corporation, the Plan’s Sponsor, was acquired by First Niagara Financial Group, Inc. In connection with this acquisition, the Board of Directors of Harleysville National Corporation resolved to terminate the Plan as of April 9, 2010. In accordance with accounting principles generally accepted in the United States of America, the Plan has changed its basis of accounting from the ongoing plan basis used in presenting the 2009 financial statements to the liquidation basis used in presenting the 2010 financial statements.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation available for benefits of the Plan as of December 31, 2010, net assets available for benefits as of December 31, 2009 and the changes in net assets in liquidation available for benefits for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental Schedule of Assets (Held at End of Year) as of December 31, 2010 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Bonadio & Co., LLP

July 13, 2011
Williamsville, NY

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2009

ASSETS

Investments, at fair value:
Mutual funds	$24,090,109
Money market funds	3,641,019
Common stock	1,044,753
Common/collective trust fund	89,051

Total investments	28,864,932

Notes receivable from participants	438,318

Total assets	29,303,250

LIABILITIES

Excess contributions payable	19,853

NET ASSETS AVAILABLE FOR BENEFITS	$29,283,397

The accompanying notes are an integral part of this statement.

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN
STATEMENT OF NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS
DECEMBER 31, 2010

ASSETS

Investments, at fair value:
Mutual funds	$22,169,678
Money market funds	3,359,127
Common stock	821,059
Common/collective trust fund	73,455

Total investments	26,423,319

Notes receivable from participants	121,515

Cash and cash equivalents	11,960

Total assets	26,556,794

LIABILITIES

Excess contributions payable	55,821

NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS	$26,500,973

The accompanying notes are an integral part of these statements.

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN
STATEMENT OF CHANGES IN NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS
DECEMBER 31, 2010

ADDITIONS
Employee contributions	$1,019,301
Rollover contributions	21,430
Interest and dividend income	551,396
Net appreciation in fair value of investments, including gains and losses on sales	2,661,118
Interest from notes receivable from participants	17,416

Total additions	4,270,661

DEDUCTIONS
Distributions to participants	7,027,708
Loan and administrative fees	25,377

Total deductions	7,053,085

Net decrease	(2,782,424)

NET ASSETS AVAILABLE FOR BENEFITS — beginning of year	29,283,397

NET ASSETS IN LIQUIDATION AVAILABLE FOR BENEFITS — end of year	$26,500,973

The accompanying notes are an integral part of this statement.

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2010 AND 2009
1.	DESCRIPTION OF THE PLAN

The following description of the Harleysville National Corporation 401(k) Plan (the Plan) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering all employees of Harleysville National Corporation (Harleysville) (the Corporation) who have reached the age of 21 and have completed three months of service. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended.

On April 9, 2010, the Corporation was acquired by First Niagara Financial Group, Inc. (First Niagara). In connection with this acquisition, the Board of Directors of the Corporation resolved to terminate the Plan as of April 9, 2010 subject to the receipt of approval from the Internal Revenue Service (IRS). The Application of Determination for Terminating Plan was filed with the IRS on August 13, 2010.

At December 31, 2010 and 2009, the assets of the Plan were maintained in investment funds offered by Charles Schwab Trust Company (Schwab), the trustee of the Plan. CHEC, Inc. serves as the Plan’s recordkeeper. Broker commissions associated with investment transactions and investment management fees are paid by the Plan. Administrative fees not paid by the Plan were paid by the Corporation.

Contributions

Prior to resolution to terminate the Plan, participants could contribute on a before-tax basis up to the Internal Revenue Service maximum allowable limit, as defined in the Plan. Participants could also contribute up to 10% of after-tax compensation. The Corporation matched 50% of the first 6% of base compensation that a participant contributed to the Plan. Additional amounts could have been contributed at the option of the Corporation’s Board of Directors. Contributions are subject to certain limitations. The Plan was amended to enhance the Plan by providing a company funded basic contribution to eligible employees in the amount of 2% of eligible compensation and also to provide automatic enrollment of newly eligible employees, eliminate true-up calculations, change the definition of compensation to include bonus earnings, add a qualified default investment alternative and reduce the eligibility service requirement from six to three months. These changes were part of the Corporation’s restructuring of its retirement programs. On March 12, 2009, the Corporation’s Board of Directors approved an amendment to the Plan providing for the suspension of the Corporation’s basic and matching contributions effective for the April 17, 2009 employee bi-weekly pay period until further notice by the Board of Directors. This action was part of the Corporation’s expense reduction plan.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of (a) the Corporation’s contribution, (b) Plan earnings, and (c) administrative expenses. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

1.	DESCRIPTION OF THE PLAN (Continued)
Vesting
Upon termination of the Plan as described above, each participant will become 100% vested in his or her account.
Investment Options

Participants are able to direct employee and employer contributions in any of the Plan’s investment options with a limit of up to 20% of their voluntary contributions, matching contributions and loan repayments into First Niagara common stock. The Plan currently offers various mutual funds and a common/collective trust fund as well as the Corporation’s common stock as investment options for participants. The Plan was amended to reflect the 20% restriction with respect to the investment of nonelective contributions (the basic employer contributions) in the Corporation’s stock. The Plan was further amended to allow participants to direct up to 20% of their elective deferrals, rollover contribution or total plan balance into the Corporation’s common stock. Previously, participants were not permitted to direct rollover contributions to, or to rebalance their account allocation in, the Corporation’s stock. In connection with the acquisition of the Corporation on April 9, 2010, the Corporation’s stock was converted to shares of First Niagara stock.

Notes Receivable from Participants

Until April 9, 2010, participants could borrow from their.fund accounts a minimum of $1,000 up to a maximum equal to $50,000 or 50% of their account balance, reduced by the highest outstanding loan .balance in the prior 12-month period. Loan terms range from one to five years, with longer terms available for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at the five year certificate of deposit rate on the day the loan application is received plus 2%. Principal and interest are paid ratably through monthly payroll deductions. A fee based on the loan term is charged to cover administrative costs.

Payment of Benefits

On termination of service for any reason, a participant may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or annual installments over an agreed-upon period.

If a participant does not elect to have a mandatory distribution of benefits greater than $1,000 and less than $5,000 paid directly to an eligible retirement plan specified by the participant in a direct rollover or to receive the distribution directly, then the Plan administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan administrator.

Forfeited Accounts

There were no forfeited nonvested accounts at December 31, 2010 and at December 31, 2009, forfeited nonvested accounts totaled $99,378. These accounts were first used to reinstate previously forfeited balances of former employees, with any remaining portion being used to pay Plan expenses.

Loan and Administrative Expenses
All major loan and administrative expenses of the Plan are paid by the Plan unless otherwise paid by the Corporation. Administrative expenses include trustee fees.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting

The financial statements of the Plan have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. As a result of the Plan’s termination as described in Note 1, the Plan changed its basis of accounting from the ongoing plan basis to the liquidation basis for periods after December 31, 2009. The liquidation basis of accounting presents assets at amounts expected to be realized in liquidation and liabilities at amounts expected to be paid. At December 31, 2010, there is no material difference between amounts presented on the liquidation basis and those that would have been presented on the ongoing plan basis.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of the Plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As of December 31, 2010 and 2009, the Corporation’s investments in the common/collective trust fund were not considered material to the Plan’s financial statements; therefore, no adjustments to contract value were presented in the Statements of Net Assets Available for Benefits.

Change in Accounting Principle

In September 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans (ASU 2010-25). ASU 2010-25 requires participant loans to be measured at their unpaid principal balance plus any accrued but unpaid interest and to be classified as notes receivable from participants. Previously, loans were measured at fair value and classified as investments. The Plan adopted ASU 2010-25 in the 2010 financial statements, and has retrospectively applied it to the financial statements and notes. The adoption of ASU 2010-25 was not significant to the financial statements as a whole as the unpaid principal balance plus accrued interest on loans to participants generally approximated fair value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with maturity dates of three months or less to be cash equivalents.
Investment Valuation and Income Recognition

The Plan’s assets are invested in various investments through Schwab, the plan trustee and custodian. Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Net depreciation includes Plan’s gains and losses on investments bought and sold as well as held during the year. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Payment of Benefits
Benefit payments to participants are recorded when paid.
Concentration of Credit Risk

The Plan maintains its cash balances with a third party which may at times exceed federally insured limits. The Plan has not experienced any losses in such accounts. The Plan administrator believes the Plan is not exposed to any significant credit risk on cash and cash equivalents.

Risks and Uncertainties

The Plan’s assets include various types of investment securities. Investment securities are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to the value of such investments, changes in the values of investments will occur and such changes could materially affect the amounts reported in the accompanying financial statements.

3.	FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Current accounting guidance establishes a fair value hierarchy based on the transparency of inputs participants use to price an asset or liability. The fair value hierarchy priorities these inputs into the following three levels:

Level 1 Inputs — Unadjusted quoted prices in active markets for identical assets or liabilities that are available at the measurement date.

Level 2 Inputs — Inputs, other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.), or inputs that are derived principally from or corroborated by market data by correlation or other means.

Level 3 Inputs — Unobservable inputs for determining the fair value of the asset or liability and are based on the entity’s own assumptions about the assumptions that market participants would use to price the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.

Our valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While we believe our valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at each measurement date.

3.	FAIR VALUE MEASUREMENTS (Continued)

The following tables summarize our assets measured at fair value on a recurring basis at December 31, 2010 and 2009. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For the year ended December 31, 2010, there were no transfers in or out of Level 1 or Level 2.

	Level 1	Level 2	Level 3	Total
December 31, 2010:
Mutual Funds:
Growth Funds	$8,455,155	$—	$—	$8,455,155
Blend Funds	5,962,499	—	—	5,962,499
Bond Funds	3,883,928	—	—	3,883,928
Allocation Funds	1,698,307	—	—	1,698,307
Value Funds	1,618,969	—	—	1,618,969
Emerging Markets Funds	307,199	—	—	307,199
Real Estate Funds	136,684	—	—	136,684
Commodities Funds	106,937	—	—	106,937
First Niagara common stock	821,059	—	—	821,059
Common/collective trust fund	—	73,455	—	73,455
Money market funds	3,359,127	—	—	3,359,127

	$26,349,864	$73,455	$—	$26,423,319

	Level 1	Level 2	Level 3	Total
December 31, 2009:
Mutual Funds:
Growth Funds	$8,466,940	$—	$—	$8,466,940
Blend Funds	7,138,159	—	—	7,138,159
Bond Funds	4,753,714	—	—	4,753,714
Allocation Funds	2,119,562	—	—	2,119,562
Value Funds	1,223,748	—	—	1,223,748
Real Estate Funds	151,378	—	—	151,378
Commodities Funds	121,312	—	—	121,312
Emerging Markets Funds	115,296	—	—	115,296
Common stock	1,044,753	—	—	1,044,753
Common /collective trust fund	—	89,051	—	89,051
Money market funds	3,641,019	—	—	3,641,019

	$28,775,881	$89,051	$—	$28,864,932

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2010 and 2009.
Common stock, mutual and money market funds are valued using unadjusted quoted prices for identical assets in active markets.

The common/collective trust fund invests in a diversified portfolio of stable assets which include, but are not limited to, units of collective trust funds consistent with the Fund’s objective of stable value, bonds, notes, and alternative, synthetic and separate account guaranteed investment contracts. In determining fair value, the trustee considers such factors as the benefit-responsiveness of the investment contracts, the ability of the parties to the investment contracts to perform in accordance with the terms of the contracts and, the likelihood of default by the issuer of an investment security.

3.	FAIR VALUE MEASUREMENTS (Continued)

Alternative, synthetic and separate account guaranteed investment contracts consist of investments in underlying securities with wrap contracts under which a third party guarantees benefit-responsive withdrawals by plan participants at contract value. The fair value of the wrap contracts is determined using a discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated yield curve as of year end.

Investments in units of underlying funds and pooled separate accounts are valued at their respective net asset values as reported by the funds/pools daily.

Bonds and notes are valued at halfway between the most recent bid and asked quotes or, if such quotes are unavailable, at prices for securities of comparable maturity, credit quality and type. Valuations for bonds and notes provided by an independent bond-pricing service use quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates, benchmark yields, issuer spreads, new issue data, and collateral performance.

4.	INVESTMENTS
At December 31, 2010 and 2009, the fair values of investments that represent 5% or more of the Plan’s net assets were as follows:

	2010	2009

Schwab Value Advantage	$2,791,187	$3,114,082
Schwab S&P 500 Index	$2,872,257	$3,319,621
Turner Large Growth Investor	$2,633,701	$2,838,890
Columbia Acorn Z	$2,123,724	$1,802,467
PIMCO Total Return Cl D	$1,890,933	$2,021,946
Scout International Fund	$1,729,815	$1,777,307
Schwab MarketTrack Balanced	$1,495,363	$1,883,528
Fundamental Investors Fd	*	$1,764,227

*	Indicates investment does not represent 5% or more of the Plan’s net assets at December 31, 2010.
Net appreciation in fair value of investments, including realized gains (losses) on investments sold during the year ended December 31, 2010 was as follows:

Mutual funds	$2,602,231
Common stock	57,294
Common/collective trust fund	1,593

$2,661,118

5.	PARTY-IN-INTEREST TRANSACTIONS

In 2010 and 2009, certain Plan investments were managed by Schwab. Schwab is the trustee of the Plan for the years ended December 31, 2010 and 2009, and therefore these transactions qualify as party-in-interest.

Investment income earned on assets invested with Schwab amounted to $93,072 for the year ended December 31, 2010.

Notes receivable from participants of $121,515 and $438,318 as of December 31, 2010 and 2009, respectively, with interest rates ranging from 4.3% to 9.5% also qualify as party-in-interest. Interest earned on the notes receivable from participants totaled $17,416 for the year ended December 31, 2010.

Dividend income earned on First Niagara common stock totaled $24,769 for the year ended December 31, 2010. Net depreciation on First Niagara common stock totaled $30,732 at December 31, 2010. Net appreciation on Harleysville common stock totaled $88,026 for the period January 1, 2010 through April 8, 2010.

6.	PLAN TERMINATION

On April 9, 2010, the Corporation was acquired by First Niagara. In connection with the acquisition, the Board of Directors of Harleysville resolved to terminate the plan as of April 9, 2010 subject to the receipt of approval from the IRS. The Application of Determination for Terminating Plan (Form 5310) was filed with the IRS on August 13, 2010. Upon termination of the Plan, each participant will become 100% vested in his or her account. The interest of each participant will be distributed to such participant or his or her beneficiary in accordance with the terms of the Plan document and the Internal Revenue Code (IRC).

7.	INCOME TAXES

The Internal Revenue Service has determined and informed the Plan by a letter dated January 19, 2005 that the Plan is designed in accordance with applicable sections of the IRC. Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Accounting principles generally accepted in the United States of America require Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the plan, and has concluded that as of December 31, 2010, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan is no longer subject to U.S. federal tax examinations for years before 2007.

HARLEYSVILLE NATIONAL CORPORATION 401(K) PLAN	Schedule I
EIN 23-0672885
SCHEDULE H, LINE 4I — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2010

	(b)	(c)	(d)
(a)	Identity of Issuer	Description of Investment	Fair Value

		Money Market Funds:
*	Charles Schwab Trust Co.	Schwab US Treasury Fund	$514,241
*	Charles Schwab Trust Co.	Schwab Retirement Advantage	53,699
*	Charles Schwab Trust Co.	Schwab Value Advantage	2,791,187

			3,359,127

		Common/Collective Trust Fund:
*	Charles Schwab Trust Co.	Schwab Stable Value Fund	73,455

		Mutual Funds:
	Alger International Funds	Alger Capital Appreciation Fund	260,909
	American Beacon Funds	American Beacon International Equity 2	267,706
	American Funds	Europacific Growth Fund	302,613
	American Funds	Fundamental Investors Fd	1,085,098
	American Funds	Growth Fund of America	521,258
	Artisan Fund, Inc	Artisan International Investors	272,368
	Calamos Family of Funds	Calamos Convertible Fund	104,363
	Calvert Funds	Calvert Social Investment Fund	221,103
	Cohen and Steers	Cohen & Steers Realty Shares	136,684
	Columbia Funds	Columbia Acorn Z	2,123,724
	Columbia Funds	Columbia Value and Restructuring	264,780
	Dreyfus Funds	Dreyfus Bond Market Index	314,023
	First American Funds	First American Mid Cap	578,643
	Harding and Loevner	Harding Loevner Emerging Markets Fund	176,702
	Invesco Funds	Invesco US Small Cap Value Fund	83,057
	Kalmar Funds	Kalmar Growth with Small Value Cap	117,535
	Loomis and Sayles	Loomis Sayles Small Cap Value	632,825
	Allianz Funds	Managers Cadence Mid Cap Fund	438,231
	MFS Investment Management	MFS Value Fund	424,783
	PIMCO Funds	PIMCO All Asset	202,944
	PIMCO Funds	PIMCO Commodity Real Return Strategy	106,937
	PIMCO Funds	PIMCO High Yield	143,828
	PIMCO Funds	PIMCO Low Duration	212,231
	PIMCO Funds	PIMCO Total Return CI A	1,112,003
	PIMCO Funds	PIMCO Total Return CI D	1,890,933
	The Royce Funds	Royce Total Return	123,500
	The Royce Funds	Royce Total Return Service	158,075
*	Charles Schwab Trust Co.	Schwab Fundamental Emerging Markets	130,497
*	Charles Schwab Trust Co.	Schwab MarketTrack Balanced	1,495,363
*	Charles Schwab Trust Co.	Schwab S&P 500	2,872,257
*	Charles Schwab Trust Co.	Schwab Total Stock Market Index	515,763
	Scout Funds	Scout International Fund	1,729,815
	TCW Funds, Inc	TCW Small Cap Growth	93,632
	Turner Funds	Turner Large Growth Investor	2,633,701
	Vanguard Funds	Vanguard Explorer	315,247
	Vanguard Funds	Vanguard Inflation Protected Sec	106,547

			22,169,678

*	First Niagara Financial Group, Inc.	Common stock	821,059

*	Notes receivable from participants	Interest rates range from 4.3% to 9.5%	121,515

*	Denotes party-in-interest		$26,544,834

The accompanying notes are an integral part of this schedule.